Exhibit 99.1

For Immediate Release
Aug. 7, 2018
NW Natural Reports Second Quarter and Year-To-Date 2018 Results
Reaffirms earnings guidance for 2018 in the range of $2.10 to $2.30 per share
PORTLAND, ORE. — Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported financial results and highlights including:

•	Second quarter 2018 consolidated net loss of $0.03 per share, compared to net income of $0.10 per share for 2017

•	Year-to-date 2018 consolidated net income of $1.41 per share, compared to $1.50 per share for 2017

•	Results for the quarter and year-to-date period were affected by a variance from the timing of tax reform

•	Delivered strong natural gas utility results with 1.6% customer growth over the last 12 months

•	Continued constructing major elements of the North Mist gas storage expansion project

•	Reached agreement on key items in Oregon general rate case and filed an all-party settlement with the Commission

•	Advanced our regulated water strategy with plans to acquire two small utilities in Washington state

•	Signed an agreement to sell our interest in the Gill Ranch gas storage facility in California

"This was an important quarter marked by progress and achievements on several critical fronts. We continue to see economic growth in our service territory and a steady increase in our customer base, we came to an important all-party settlement in our Oregon rate case, and we made headway on our regulated water utility strategy," said David H. Anderson, president and chief executive officer of NW Natural. "All of these accomplishments and signing the agreement to sell Gill Ranch, underpin our focus on strong and stable returns from our regulated businesses."

Results for both the quarter and year-to-date periods were affected by a timing difference between the regulatory revenue deferral associated with tax reform and the tax expense benefit from the lower federal tax rate. On an annual basis we expect the deferral and tax benefit to largely offset; however, quarterly timing differences are expected throughout 2018. In the first quarter of 2018, the utility segment had a $4.3 million (or $0.15 per share) timing benefit related to the lower federal tax rate, of which $1.6 million (or $0.06 per share) reversed in the second quarter of 2018. The remaining $2.7 million (or $0.09 per share) benefit is expected to more than completely reverse in the third quarter of 2018 with an additional benefit in the fourth quarter of 2018 and little anticipated impact to annual utility results.

For the second quarter of 2018 consolidated net income decreased $3.7 million to a loss of $1.0 million (or $0.03 per share), compared to consolidated net income of $2.7 million (or $0.10 per share) for the same period in 2017. Results reflected lower utility margin largely as a consequence of the effects of the lower federal tax rate. Results were also affected by warmer than average weather in 2018 compared to cooler than average weather in 2017 and higher operations and maintenance costs, partially offset by customer growth.

Year-to-date 2018 consolidated net income decreased $2.5 million to $40.5 million (or $1.41 per share), compared to net income of $43.0 million (or $1.50 per share) for the same period in 2017. Results reflected lower utility margin from colder than average weather in 2017 partially offset by customer growth, higher operations and maintenance costs, and a benefit for the utility associated with the timing of the effects of the lower federal tax rate.

KEY INITIATIVES

Oregon Rate Case Settlement
In December 2017, NW Natural filed a request for a general rate increase (rate case) with the Public Utility Commission of Oregon (OPUC). In August 2018, NW Natural, OPUC Staff, Oregon Citizen’s Utility Board, and the Alliance of Western Energy Customers, which comprise all of the parties to the rate case, filed a joint stipulation with the OPUC addressing all but three issues, discussed in more detail below, in the rate case (settlement). The settlement is subject to the review and approval of the OPUC.

The settlement provides for a $16 million increase over the Company’s revenue from existing base rates. This increase includes approximately $12 million that would otherwise be recovered under the Company’s conservation tariff deferral. The revenue requirement also reflects settlement of treatment of the impact of the 2017 federal tax reform on the Company’s recoverable tax expenses included in rates for the period after the date the new rates take effect, which is expected to be Nov. 1, 2018. In the absence of the rate increases contemplated by the settlement, tax reform was expected to result in a rate reduction of approximately $11 million during the year following the effective date of the rates. Combined, the settlement would be expected to result in a net benefit to the Company of approximately $15 million in annual revenues. The revenue requirement is based upon the following agreements included in the settlement:

•	Capital structure of 50% debt and 50% equity;

•	Return on equity of 9.4%;

•	Cost of capital of 7.317%; and

•	Rate base of $1.192 billion, or an increase of $306 million since the last rate case in 2012.

The increase to revenue requirement is dependent upon the Company’s completion of certain capital projects prior to the rate effective date, and the amounts could be adjusted downward in the event that these projects are not completed. The three issues not addressed in this settlement that the parties to the rate case expect to continue to litigate or continue to settle under a subsequent agreement are:

•
The impact of tax reform on the Company’s accumulated deferred income tax and the Company’s tax expense during the period prior to the date the new rates take effect, which is expected to be Nov. 1, 2018;

•	Matters relating to the future operation and timing of rate recovery of amounts reflected in the Company’s pension balancing account; and

•	The sharing of revenues produced by the management of certain Company assets and interstate storage operations.

The OPUC’s order regarding the rate case is expected to be issued by the end of October 2018, with new rates anticipated beginning Nov. 1, 2018.

“We're pleased to reach an all-party settlement on the majority of items in the Oregon rate case,” said David H. Anderson. “This outcome reflects a collaborative process between parties and I believe it provides a foundation for the Company to continue operating safely and reliably and serve our growing customer base.”

North Mist Expansion Project
We continue to target an in-service date during December 2018 for the North Mist expansion project. We began free-flow natural gas injections into the reservoir this past quarter and are currently assembling the compressor station in advance of compressed injections, which are expected to begin this fall. The estimated cost of the expansion is $132 million. The investment will be included in rate base under an established tariff when it is placed into service. The facility is under an initial 30-year contract with Portland General Electric with options to extend the contract totaling up to an additional 50 years upon mutual agreement.

The project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that are intended to facilitate the integration of wind power into the region's electric generation mix. Natural gas storage enables electric generation to adjust quickly when renewable energy, such as wind and solar, rises and falls. Our no-notice service is designed to allow the local electric company to draw on our North Mist facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

Tax Reform
In December 2017, federal tax reform was enacted. Tax reform, among other things, lowered the federal corporate income tax rate to 21% from the previous maximum rate of 35%. Changes in deferred taxes within our regulated operations as a result of tax reform are recorded as adjustments to regulatory liability accounts. As of Dec. 31, 2017, we estimated the utility's regulatory liability for historical deferred taxes was $213.3 million. The majority of this liability will likely be returned to customers over an amortization period in compliance with Internal Revenue Service tax normalization rules.

Until customer rates can be reset, we will defer the estimated effect of tax reform on customer rates. In the second quarter and first six months of 2018 we deferred revenues and interest of $2.9 million and $9.4 million pre-tax (or $2.1 million and $6.9 million after-tax, respectively, based on a 26.5% statutory tax rate) into a regulatory liability to be returned to customers. We currently estimate the deferral for 2018 will be $8 to $12 million pre-tax. The revenue deferral is based primarily on the estimated benefit to customers for the year using forecasted utility earnings considering average weather and associated volumes. The deferral methodology, among other matters, is currently being determined through the open Oregon general rate case and the separate tax docket.

We continue working with the OPUC to determine the treatment of these historical and interim deferred taxes for periods prior to Nov. 1, 2018. We expect to address tax reform with the Washington Utilities and Transportation Commission (WUTC) in our next Washington general rate case.

The all-party settlement in the Oregon rate case incorporates the effect of tax reform on future rates beginning Nov. 1, 2018.

Gill Ranch Sale Agreement
During the second quarter of 2018, we moved forward with our long-term strategy, which includes a shift away from merchant gas storage operations. In June 2018 the Company entered into an agreement to sell its wholly-owned subsidiary Gill Ranch for an initial cash purchase price of $25 million, with an earn out provision and subject to a working capital adjustment. The agreement follows a comprehensive review process that concluded Gill Ranch was no longer core to NW Natural's strategy.

We own a 75% interest or about 15 Bcf in the Gill Ranch natural gas storage facility located near Fresno, California. Pacific Gas and Electric Company (PG&E) owns the remaining 25% interest in the facility.

We expect the transaction to close within 12 months of the signing and in 2019. The closing is subject to approval by the California Public Utilities Commission and other customary closing conditions.

As a result of our strategic shift away from merchant gas storage and the significance of Gill Ranch's financial results in 2017, we are presenting the Gill Ranch operations in discontinued operations in our financial statements and the discussion of results for the second quarter and first six months of 2018 below.

Additionally, we reevaluated our reportable segments given our strategic shift and concluded we will no longer present a gas storage segment. Our non-utility Mist gas storage operations are now reported in other activities along with results from our natural gas appliance retail center operations, costs associated with our regulated water strategy and formation of a holding company, as well as other non-utility business development activities and investments. All prior periods have been reclassified to reflect these changes.

Water Strategy
In May 2018, we entered into agreements to acquire two privately owned water utilities that combined serve about 1,100 customers in Washington state. The transactions are subject to certain conditions, including approval by the WUTC.

In July 2018, we received approval from the Idaho Public Utilities Commission for our acquisition of the Falls Water Company in Falls, Idaho that serves about 5,500 customers. We expect the transaction to close in the third quarter of 2018.

Since announcing our regulated water strategy in December 2017, we have entered into agreements to acquire four privately owned water utilities that combined serve nearly 7,600 customers. Although these initial acquisitions and their ongoing operations are not expected to have a material impact on our financial results, they mark NW Natural’s continued commitment to building a regulated water utility platform and provide investors with a risk profile and regulated business model that is similar to our core gas utility.

SECOND QUARTER RESULTS

Segment Results
The following financial comparisons are between the second quarter of 2018 and the same period in 2017 with individual quarter-over-quarter drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

The second quarter results are summarized by business segment in the table below:

	Three Months Ended June 30,
	2018		2017		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) from continuing operations:
Utility segment	$(2,970)	$(0.10)	$2,137	$0.07	$(5,107)	$(0.17)
Other	2,631	0.09	1,938	0.07	693	0.02
Net income (loss) from continuing operations	$(339)	$(0.01)	$4,075	$0.14	$(4,414)	$(0.15)
Loss from discontinued operations, net of tax	(659)	(0.02)	(1,346)	(0.04)	687	0.02
Consolidated net income (loss)	$(998)	$(0.03)	$2,729	$0.10	$(3,727)	$(0.13)
Diluted Shares	28,791		28,717		74

Gas Utility
Gas utility net income decreased $5.1 million (or $0.17 per share). Utility margin decreased $3.5 million largely due to deferring $2.1 million of revenues associated with the decline in the federal tax rate. While customer growth of 1.6% over the last 12 months contributed $0.5 million to utility margin, this was more than offset by lower margins from customers not covered by a weather normalization mechanism primarily as a result of colder than average weather in 2017. Weather was 38 percent warmer than average for the second quarter of 2018, compared to 14 percent colder than average for the same period in 2017.

Operations and maintenance expense increased $1.8 million reflecting higher compensation and benefits expense. Depreciation and property tax expense increased $1.0 million as we continue to invest in our infrastructure for customer growth, safety, and facility upgrades. Tax expense decreased $0.5 million due to the lower federal income tax rate as a result of tax reform.

We estimate tax reform reduced utility net income by $1.6 million (or $0.06 per share) as a result of the $2.1 million revenue deferral more than offsetting the $0.5 million tax benefit.

Other
Other net income increased $0.7 million (or $0.02 per share) reflecting higher asset management revenues from our Mist gas storage facility, partially offset by higher costs from regulated water and holding company formation activities.

Discontinued Operations
The net loss from discontinued operations at Gill Ranch decreased $0.7 million (or $0.02 per share) primarily due to lower depreciation expense after an impairment of the facility was taken in December 2017 and depreciation ceased in June when a sale agreement was signed and Gill Ranch was moved to discontinued operations.

YEAR-TO-DATE RESULTS

Segment Results
The following financial comparisons are between the first six months of 2018 and the same period in 2017 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

The year-to-date results are summarized by business segment in the table below:

	Six Months Ended June 30,
	2018		2017		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Utility segment	$36,913	$1.28	$42,329	$1.47	$(5,416)	$(0.19)
Other	4,759	0.17	3,143	0.11	1,616	0.06
Net income from continuing operations	$41,672	$1.45	$45,472	$1.58	$(3,800)	$(0.13)
Loss from discontinued operations, net of tax	(1,133)	(0.04)	(2,433)	(0.08)	1,300	0.04
Consolidated net income	$40,539	$1.41	$43,039	$1.50	$(2,500)	$(0.09)
Diluted Shares	28,825		28,722		103

Gas Utility
Gas utility net income decreased $5.4 million (or $0.19 per share). Utility margin decreased $10.4 million largely due to deferring $6.8 million of revenues associated with the decline in the federal tax rate. While customer growth of 1.6% over the last 12 months contributed $1.7 million to utility margin, this was more than offset by lower margins from customers not covered by a weather normalization mechanism as weather was colder than average in 2017. Weather was 11 percent warmer than average for the first six months of 2018, compared to 24 percent colder than average for the same period in 2017.

Operations and maintenance expense increased $2.7 million reflecting higher compensation and benefits expense and professional service costs. Depreciation and property tax expense increased $2.3 million as we continue to invest in our infrastructure for customer growth, safety, and facility upgrades. Tax expense decreased $9.5 million due to the lower federal income tax rate as a result of tax reform.

We estimate tax reform increased utility net income by $2.7 million (or $0.09 per share) as a result of the $9.5 million tax expense benefit more than offsetting the $6.8 million revenue deferral. We expect this $2.7 million benefit to more than completely reverse in the third quarter of 2018 with an additional benefit in the fourth quarter and little anticipated impact to annual results.

Other
Other net income increased $1.6 million (or $0.06 per share) reflecting higher asset management revenues from our Mist gas storage facility, partially offset by higher costs from regulated water and holding company formation activities.

Discontinued Operations
The net loss from discontinued operations at Gill Ranch decreased $1.3 million (or $0.04 per share) primarily to lower depreciation expense after an impairment of the facility was taken in December 2017 and depreciation ceased in June when a sale agreement was signed and Gill Ranch was moved to discontinued operations.

CASH FLOWS
During the first six months of 2018, we generated $162.7 million in operating cash flow and invested $102.4 million in capital expenditures to support growth, safety, and our North Mist Expansion Project. Cash provided by operations decreased $31.6 million due to changes in working capital and deferred gas costs as well as higher taxes paid. Cash outflow from investing activities increased $7.7 million primarily due to higher capital expenditures, and cash outflow from financing activities decreased $27.3 million primarily due to lower debt repayments.

2018 EARNINGS GUIDANCE REAFFIRMED
The Company reaffirmed 2018 guidance today in the range of $2.10 to $2.30 per share. This guidance assumes continued customer growth from our utility segment, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations.

We continue to expect capital expenditures for 2018 to be in the range of $190 to $220 million to support core gas utility customer growth and safety and reliability, as well as the completion of the North Mist Expansion Project. We expect to finance our capital needs in 2018 using a combination of cash flow from operations and debt. Our total capital investment plan for the five-year period from 2018 to 2022 is approximately $750 to $850 million, with a majority supporting continued customer growth, distribution system maintenance and improvements, technology investments, and utility gas storage facility maintenance.

DIVIDEND DECLARED
In July 2018, NW Natural's Board of Directors declared a quarterly dividend of 47.25 cents per share on the Company's common stock. The dividend will be payable on Aug. 15, 2018 to shareholders of record on July 31, 2018, reflecting an annual indicated dividend rate of $1.89 per share.

CONFERENCE CALL AND WEBCAST
As previously reported, NW Natural will host a conference call and webcast today to discuss its second quarter and year-to-date 2018 financial and operating results.

Date and Time:	Tuesday, August 7 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnatural.com under the Investor Relations tab. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10121789.

ABOUT NW NATURAL
NW Natural (NYSE:NWN) is a 159-year-old regulated natural gas utility company serving Oregon and southwest Washington with one of the most modern pipeline systems in the nation. It is the largest stand-alone local gas distributor in the Pacific Northwest with more than 740,000 customers, 14,000 miles of pipeline, and $3 billion in assets. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores in the West and the nation. The Company also owns and operates 16 Bcf of underground gas storage capacity primarily for utility customers and is currently constructing a 2.5 Bcf regulated gas storage expansion to support renewables. NW Natural is expanding into the regulated water utility business with four pending acquisitions of privately owned companies. Additional information is available at nwnatural.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, risks, capital expenditures and allocations, stability, acquisitions and integration thereof, dispositions and outcome thereof, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer preference, growth, adoption of renewable energy and our ability to provide effective supporting resources, infrastructure availability and development, our water utility strategy, financing plans, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, revenues, liquidity, returns, and earnings and the timing thereof, earnings guidance, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, expectations and treatment with respect to the rate case, pension balancing account, interstate storage or treatment of federal tax reform, anticipated regulatory actions or filings, effects of changes in laws or regulations, including federal tax reform, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS herein are on the basis of diluted shares.

We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

NORTHWEST NATURAL
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2018
	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2018	2017	Change	2018	2017	Change	2018	2017	Change
Operating revenues	$124,567	$134,476	(7)%	$388,202	$430,200	(10)%	$713,039	$747,363	(5)%

Operating expenses:
Cost of gas	42,053	53,005	(21)	150,159	196,616	(24)	278,338	327,923	(15)
Operations and maintenance	38,028	34,997	9	77,551	72,443	7	157,465	139,521	13
Environmental remediation	1,882	2,611	(28)	6,506	9,565	(32)	12,232	15,941	(23)
General taxes	7,729	7,204	7	17,203	15,883	8	31,959	29,606	8
Revenue taxes	4,780	—	NM	17,209	—	NM	17,209	—	NM
Depreciation and amortization	21,147	20,224	5	42,022	40,177	5	82,898	79,402	4
Other operating expenses	679	—	NM	1,532	—	NM	1,532	—	NM
Total operating expenses	116,298	118,041	(1)	312,182	334,684	(7)	581,633	592,393	(2)
Income from operations	8,269	16,435	(50)	76,020	95,516	(20)	131,406	154,970	(15)
Other income (expense), net	7	(340)	(102)	(827)	(763)	8	(359)	(3,747)	(90)
Interest expense, net	8,771	9,473	(7)	18,045	19,103	(6)	36,468	38,283	(5)
Income (loss) before income taxes	(495)	6,622	(107)	57,148	75,650	(24)	94,579	112,940	(16)
Income tax expense (benefit)	(156)	2,547	(106)	15,476	30,178	(49)	26,306	45,352	(42)
Net income (loss) from continuing operations	(339)	4,075	(108)	41,672	45,472	(8)	68,273	67,588	1
Loss from discontinued operations, net of tax	(659)	(1,346)	(51)	(1,133)	(2,433)	(53)	(126,396)	(4,314)	2,830
Net income (loss)	$(998)	$2,729	(137)	$40,539	$43,039	(6)	$(58,123)	$63,274	(192)

Common shares outstanding:
Average diluted for period	28,791	28,717		28,825	28,722		28,734	28,322
End of period	28,800	28,662		28,800	28,662		28,800	28,662

Per share information:
Diluted earnings (loss) per share from continuing operations	$(0.01)	$0.14		$1.45	$1.58		$2.38	$2.39
Diluted loss per share from discontinued operations, net of tax	(0.02)	(0.04)		(0.04)	(0.08)		(4.40)	(0.16)
Diluted earnings (loss) per share	(0.03)	0.10		1.41	1.50		(2.02)	2.23
Dividends declared per share of common stock	0.4725	0.4700		0.9450	0.9400		1.8875	1.8775
Book value per share, end of period	26.37	30.19		26.37	30.19		26.37	30.19
Market closing price, end of period	63.80	59.85		63.80	59.85		63.80	59.85

Capital structure, end of period:
Common stock equity	48.5%	54.6%		48.5%	54.6%		48.5%	54.6%
Long-term debt	43.7	41.5		43.7	41.5		43.7	41.5
Short-term debt (including amounts due in one year)	7.8	3.9		7.8	3.9		7.8	3.9
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Utility segment operating statistics:
Customers - end of period	742,667	730,968	1.6%	742,667	730,968	1.6%	742,667	730,968	1.6%
Utility volumes - therms:
Residential and commercial sales	103,637	113,869		381,656	441,392		680,633	725,115
Industrial sales and transportation	113,756	120,774		242,690	260,890		481,724	496,681
Total utility volumes sold and delivered	217,393	234,643		624,346	702,282		1,162,357	1,221,796
Utility operating revenues:
Residential and commercial sales	$106,526	$117,296		$352,110	$397,573		$638,751	$681,782
Industrial sales and transportation	13,403	14,791		30,792	33,694		61,023	64,444
Other revenues	(1,414)	1,168		(6,454)	2,543		(5,125)	3,842
Less: Revenue taxes	—	3,160		—	10,989		8,080	19,009
Total utility operating revenues	118,515	130,095		376,448	422,821		686,569	731,059
Less: Cost of gas	42,107	53,005		150,271	196,616		278,674	327,922
Environmental remediation expense	1,882	2,611		6,506	9,565		12,232	15,941
Revenue taxes	4,780	—		17,209	—		17,209	—
Utility margin, net	$69,746	$74,479		$202,462	$216,640		$378,454	$387,196
Degree days:
Average (25-year average)	311	311		1,627	1,627		2,705	2,705
Actual	193	356	(46)%	1,449	2,023	(28)%	2,540	2,967	(14)%
Percent (warmer) colder than average weather	(38)%	14%		(11)%	24%		(6)%	10%

NM = Not Meaningful calculation

NORTHWEST NATURAL
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2018	2017
Assets:
Current assets:
Cash and cash equivalents	$8,755	$20,854
Accounts receivable	31,512	30,778
Accrued unbilled revenue	13,995	13,896
Allowance for uncollectible accounts	(657)	(845)
Regulatory assets	41,092	37,504
Derivative instruments	2,044	1,530
Inventories	43,109	57,264
Gas reserves	16,579	16,072
Other current assets	11,672	13,028
Discontinued operations current assets	12,743	1,923
Total current assets	180,844	192,004
Non-current assets:
Property, plant, and equipment	3,298,856	3,098,112
Less: Accumulated depreciation	984,998	942,558
Total property, plant, and equipment, net	2,313,858	2,155,554
Gas reserves	75,362	92,020
Regulatory assets	339,177	348,284
Derivative instruments	1,077	162
Other investments	64,854	68,885
Other non-current assets	11,588	3,164
Discontinued operations non-current assets	—	205,081
Total non-current assets	2,805,916	2,873,150
Total assets	$2,986,760	$3,065,154
Liabilities and equity:
Current liabilities:
Short-term debt	$47,100	$—
Current maturities of long-term debt	74,785	61,991
Accounts payable	70,551	95,126
Taxes accrued	6,916	6,906
Interest accrued	6,652	5,966
Regulatory liabilities	34,275	28,041
Derivative instruments	11,744	4,734
Other current liabilities	32,935	31,015
Discontinued operations current liablities	12,922	1,303
Total current liabilities	297,880	235,082
Long-term debt	683,895	658,118
Deferred credits and other non-current liabilities:
Deferred tax liabilities	281,028	577,176
Regulatory liabilities	602,294	359,205
Pension and other postretirement benefit liabilities	218,061	219,718
Derivative instruments	3,913	3,466
Other non-current liabilities	140,163	134,793
Discontinued operations non-current liabilities	—	12,167
Total deferred credits and other non-current liabilities	1,245,459	1,306,525
Equity:
Common stock	452,195	444,058
Retained earnings	315,462	428,049
Accumulated other comprehensive loss	(8,131)	(6,678)
Total equity	759,526	865,429
Total liabilities and equity	$2,986,760	$3,065,154

NORTHWEST NATURAL
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2018	2017
Operating activities:
Net income	$40,539	$43,039
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	42,022	40,177
Regulatory amortization of gas reserves	7,816	8,031
Deferred income taxes	11,227	22,170
Qualified defined benefit pension plan expense	2,876	2,615
Contributions to qualified defined benefit pension plans	(5,570)	(7,250)
Deferred environmental expenditures, net	(7,330)	(6,817)
Amortization of environmental remediation	6,506	9,565
Regulatory revenue deferral from Tax Cuts and Jobs Act	9,212	—
Other	810	1,128
Changes in assets and liabilities:
Receivables, net	79,332	85,250
Inventories	4,803	(3,501)
Income taxes	(11,967)	(5,243)
Accounts payable	(26,613)	(21,849)
Interest accrued	(121)	—
Deferred gas costs	4,787	15,325
Other, net	3,623	8,243
Discontinued operations	700	3,348
Cash provided by operating activities	162,652	194,231
Investing activities:
Capital expenditures	(102,370)	(94,333)
Other	195	(404)
Discontinued operations	(283)	15
Cash used in investing activities	(102,458)	(94,722)
Financing activities:
Repurchases related to stock-based compensation	—	(2,034)
Proceeds from stock options exercised	45	1,309
Long-term debt retired	(22,000)	—
Change in short-term debt	(7,100)	(53,300)
Cash dividend payments on common stock	(25,577)	(26,919)
Other	(279)	(1,232)
Cash used in financing activities	(54,911)	(82,176)
Increase in cash and cash equivalents	5,283	17,333
Cash and cash equivalents, beginning of period	3,472	3,521
Cash and cash equivalents, end of period	$8,755	$20,854

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$17,117	$18,011
Income taxes paid	13,347	9,081